                                  IPSL, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                              FINANCIAL STATEMENTS
                               AS OF MAY 28, 1999

                                   IPSL, INC.
                          (A DEVELOPMENT STAGE COMPANY)


                                    CONTENTS


PAGE             1       INDEPENDENT AUDITORS' REPORT

PAGE             2       BALANCE SHEET AS OF MAY 28, 1999

PAGE             3       STATEMENTS OF OPERATIONS FOR THE PERIOD FROM JANUARY 1,
                         1999 TO MAY 28, 1999, FOR THE PERIOD FROM APRIL 27,
                         1998 (INCEPTION) TO DECEMBER 31, 1998 AND FOR THE
                         PERIOD FROM APRIL 27, 1998 (INCEPTION) TO MAY 28, 1999

PAGE             4       STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY FOR THE
                         PERIOD FROM APRIL 27, 1998 (INCEPTION) TO MAY 28, 1999

PAGE             5       STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM JANUARY 1,
                         1999 T0 MAY 28, 1999, FOR THE PERIOD APRIL 27
                         (INCEPTION) TO DECEMBER 31, 1998, AND FOR THE PERIOD
                         FROM APRIL 27, 1998 (INCEPTION) TO MAY 28, 1999

PAGES         6 - 11     NOTES TO FINANCIAL STATEMENTS


                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors of:
IPSL, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheet of IPSL, Inc. (a development stage company) as of May 28, 1999 and the related statements of operations, changes in stockholder's equity and cash flows for the period from January 1, 1999 to May 28, 1999, for the period from April 27, 1998 (inception) to December 31, 1998, and for the period from April 27, 1998 (inception) to May 28, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of IPSL, Inc. (a development stage company) as of May 28, 1999, and the results of its operations and its cash flows for the period from January 1, 1999 to May 28, 1999, for the period from April 27, 1998 (inception) to December 31, 1998, and for the period from April 27, 1998 (inception) to May 28, 1999 in conformity with generally accepted accounting principles.



                                        WEINBERG & COMPANY, P.A.



Boca Raton, Florida
May 17, 2000

                                   IPSL, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                               AS OF MAY 28, 1999

                                     ASSETS
CURRENT ASSETS
   Marketable securities                                                              $   637,045
   Inventory                                                                            1,018,808
                                                                                      -----------
     Total Current Assets                                                               1,655,853

PROPERTY & EQUIPMENT - NET                                                              1,981,192
                                                                                      -----------

TOTAL ASSETS                                                                          $ 3,637,045
                                                                                      ===========

                      LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Due to related party                                                               $   308,739
                                                                                      -----------

TOTAL LIABILITIES                                                                         308,739
                                                                                      -----------

STOCKHOLDER'S EQUITY
   Common stock, no par value, 10,000 shares authorized, 1,000 issued and
     outstanding                                                                        3,000,000
   Retained earnings accumulated during development stage                                 602,543
   Accumulated other comprehensive loss                                                  (274,237)
                                                                                      -----------
    Total Stockholder's Equity                                                          3,328,306
                                                                                      -----------

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                                            $ 3,637,045
                                                                                      ===========





                 See accompanying notes to financial statements

                                   IPSL, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS

                                                                                For the period from       For the period
                                                        For the period from        April 27, 1998         April 27, 1998
                                                         January 1, 1999 to         (inception)           (inception) to
                                                            May 28, 1999          December 31, 1998        May 28, 1999
                                                        --------------------    --------------------      --------------

SALES                                                         $      --               $      --              $     --

COST OF SALES                                                        --                      --                    --
                                                              ---------               ---------              --------

GROSS LOSS                                                           --                      --                    --
                                                              ---------               ---------              --------

OPERATING EXPENSES
   License fees and expenses                                         82                      --                    82
                                                              ---------               ---------              --------
     Total Operating Expenses                                        82                      --                    82
                                                              ---------               ---------              --------

LOSS FROM OPERATIONS                                                (82)                     --                   (82)
                                                              ---------               ---------              --------


OTHER INCOME (EXPENSE)
   Net realized gain on marketable securities                   803,500                      --               803,500
   Loan fee expense                                            (200,875)                     --              (200,875)
                                                              ---------               ---------              --------
     Total Other Income (Expense)                               602,625                      --               602,625
                                                              ---------               ---------              --------
   NET INCOME                                                   602,543                      --               602,543
                                                              ---------               ---------              --------

OTHER COMPREHENSIVE LOSS
   Net unrealized loss on marketable securities
     - net                                                     (274,237)                     --              (274,237)
                                                              ---------               ---------              --------

COMPREHENSIVE INCOME                                          $ 328,306               $      --              $328,306
                                                              =========               =========              ========

Net income per share - basic and diluted                      $     603               $      --              $    603
                                                              =========               =========              ========

  Weighted average number of shares outstanding
   during the period
   - basic and diluted                                            1,000                      --                 1,000
                                                              =========               =========              ========


                 See accompanying notes to financial statements

                                   IPSL, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                 FOR THE PERIOD FROM APRIL 27, 1998 (INCEPTION)
                                 TO MAY 28, 1999

                                                                                      Retained
                                                                                      Earnings
                                                                                    Accumulated      Accumulated
                                                                                       During          Other
                                                            Common Stock            Development     Comprehensive
                                                      Shares          Amount           Stage           Loss               Total
                                                    -----------     -----------     -----------     -------------      -----------

Initial stock issuance                                    1,000     $        --     $        --     $          --      $        --
                                                    -----------     -----------     -----------     -------------      -----------

Balance, December 31, 1998                                1,000              --              --                --               --

Capital contribution                                         --       3,000,000              --                --        3,000,000

Net income from January 1, 1999 to May 28, 1999              --              --         602,543                --          602,543

Other comprehensive loss from January 1, 1999
  to May 28, 1999                                            --              --              --          (274,237)        (274,237)
                                                    -----------     -----------     -----------     -------------      -----------

BALANCE, MAY 28, 1999                                     1,000     $ 3,000,000     $   602,543     $    (274,237)     $ 3,328,306
                                                    ===========     ===========     ===========     =============      ===========



                 See accompanying notes to financial statements

                                   IPSL, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS

                                                                                  For the Period from     For the Period from
                                                          For the Period from       April 27, 1998          April 27, 1998
                                                          January 1, 1999 to        (Inception) to          (Inception) to
                                                             May 28, 1999          December 31, 1998         May 28, 1999
                                                          -------------------     -------------------     -------------------

CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income                                                $      602,543           $         --           $     602,543
   Adjustments to reconcile net income to net cash
     used in operating activities:
    Gain on marketable securities                                 (803,500)                    --                (803,500)

    Changes in operating assets and liabilities:
      Increase in:
       Loan fee payable                                            200,875                     --                 200,875
                                                            --------------           ------------           -------------

        Net cash used in operating activities                          (82)                    --                     (82)
                                                            --------------           ------------           -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Proceeds from sale of securities                            3,319,628                     --               3,319,628
     Purchase of marketable securities                          (1,807,410)                                    (1,807,410)
                                                            --------------           ------------           -------------

        Net cash provided by investing activities                1,512,218                     --               1,512,218
                                                            --------------           ------------           -------------

CASH FLOWS FROM FINANCING ACTIVITIES
      Payment of loans from related parties                     (1,512,136)                    --              (1,512,136)
                                                            --------------           ------------           -------------

        Net cash used in financing activities                   (1,512,136)                    --              (1,512,136)
                                                            --------------           ------------           -------------

NET INCREASE (DECREASE) IN CASH                                         --                     --                      --

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                         --                     --                      --
                                                            --------------           ------------           -------------

CASH AND CASH EQUIVALENTS - END OF PERIOD                   $           --           $         --           $          --
                                                            ==============           ============           =============

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCIAL ACTIVITIES During April 1999, certain assets valued at $3,000,000 were acquired by the Company and paid for by the stockholder, whose payment was accounted for as contributed capital.

During 1999, two related parties loaned the Company marketable securities having a fair value of $1,620,000. These securities were subsequently sold and the proceeds were used to repay the loan and acquire additional marketable securities.


                 See accompanying notes to financial statement.

                                   IPSL, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                               AS OF MAY 28, 1999


NOTE 1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (A) ORGANIZATION AND BUSINESS OPERATIONS

         IPSL, Inc. (a development stage company) ("the Company") was incorporated in Nevada on April 27, 1998 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with a domestic or foreign private business.

         At May 28, 1999, the Company had not yet commenced any formal business operations, and all activity to date relates to the Company's formation, acquisition of certain assets to commence an engine production business (see Note 9), and marketable securities trading activity based on loans of securities made by affiliates of the stockholder.

         The Company's fiscal year end is December 31.

         (B) USE OF ESTIMATES

         The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         (C) CASH AND CASH EQUIVALENTS

         For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

         (D) MARKETABLE SECURITIES

         The Company invests in various marketable equity instruments. The Company accounts for such investments in accordance with Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities. ("SFAS 115")

                                   IPSL, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                               AS OF MAY 28, 1999


         Management determines the appropriate classification of its investments at the time of acquisition and reevaluates such determination at each balance sheet date. Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. Investments classified as held-to-maturity are carried at amortized cost. In determining realized gains and losses, the cost of the securities sold is based on the specific identification method. The Company recognizes revenue from sales of marketable securities at the sale date.

         (E) INVENTORY

         Inventory is stated at the lower of cost (first-in, first-out) or net realizable value, and consists of purchased parts and work-in-process.

         (F) PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost and depreciated using the straight-line method over the estimated economic useful lives of 3 to 10 years. Expenditures for maintenance and repairs are charged to expense as incurred. Major improvements are capitalized.

         (G) INCOME TAXES

         The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         (H) COMPREHENSIVE INCOME (LOSS)

         The Company accounts for Comprehensive Income (Loss) under the Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("Statement No. 130"). Statement No. 130 establishes standards for reporting and display of comprehensive income and its components, and is effective for fiscal years beginning after December 15, 1997.

                                   IPSL, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                               AS OF MAY 28, 1999


         The unrealized gains and losses, net of tax, resulting from the valuation of available-for-sale securities at their fair market value at year end are reported as Other Comprehensive Income (Loss) in the Statement of Operations and as Accumulated Other Comprehensive Income
         (Loss) in Stockholder's Equity and in the Statement of Stockholder's Equity.

         (I) EARNINGS PER SHARE

         Basic and diluted earnings per common share is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, "Earnings Per Share". There were no common stock equivalents outstanding at May 28, 1999.

         (J) BUSINESS SEGMENTS

         The Company applies Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information". The Company operates in one segment and therefore segment information is not presented.

NOTE 2   MARKETABLE SECURITIES

         The Company's marketable securities are comprised of equity securities, all classified as available-for-sale securities, which are reported at their fair value based upon the quoted market prices of those investments at May 28, 1999, with unrealized losses reported in a separate component of stockholder's equity until they are sold. Any realized gains or losses are included in net earnings at the time of sale.

         The composition of marketable securities at May 28, 1999 is as follows:

                                     COST       FAIR VALUE

         Common stock             $  911,282    $  637,045
                                  ==========    ==========

                                   IPSL, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                               AS OF MAY 28, 1999


         Investment income from January 1, 1999 to May 28, 1999, consists of the following:


         Net realized gain on marketable securities               $   803,500
                                                                  ===========

         Unrealized losses included in other comprehensive
             loss from January 1, 1999 to May 28, 1999
             consists of the following:
           Net unrealized losses on marketable securities         $  (274,237)
                                                                  ===========

NOTE 3   INVENTORIES

         Inventory at May 28, 1999 consists of the following (see Note 9):

         Raw materials                                         $    268,532
         Work in process                                            750,276
                                                               ------------
                                                               $  1,018,808
                                                               ============

NOTE 4   PROPERTY AND EQUIPMENT

         Property and equipment at May 28, 1999 consists of the following (see
         Note 9):

         Special tooling                                       $  1,761,142
         Machinery and equipment                                    213,546
         Furniture, fixtures and other                                6,504
                                                               ------------
                                                               $  1,981,192
                                                               ============

         There was no depreciation taken, since the assets were not yet placed in service as of May 28, 1999. (See Note 9)

NOTE 5   DUE TO RELATED PARTIES

         In March 1999, under equity loan agreements, the sole stockholder's two affiliates loaned the Company marketable securities, valued at $1,620,000. At May 28, 1999, the loan balance was $107,864, which is included in due to related parties. Pursuant to the agreements, the Company pays a fee to the affiliates equal to 25% of the net related trading profits. As of May 28, 1999, the Company incurred fees of $200,875, which are included in due to related parties.

                                   IPSL, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                               AS OF MAY 28, 1999


NOTE 6   CONTINGENCIES

         (A) YEAR 2000 ISSUES

         The Company is aware of the issues associated with the programming code in existing computer systems caused by the arrival of the millennium (Year 2000). The "Year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year to 00. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

         The Company uses a standard off the shelf accounting software package for all of its accounting requirements. Management has contacted the software vendor and confirmed that the accounting software is Year 2000 compliant. Management has contacted its critical vendors and suppliers, to determine their own Year 2000 efforts and has not identified any Year 2000 compliance issues with those parties. Costs of investigating Year 2000 compliance issues have not been material to date. As a result, management believes that the effect of investigating and resolving Year 2000 compliance issues will not have a material effect on the Company's future financial position or results of operations. As of the date of this report, the Company has not been significantly affected by Year 2000 issues.

NOTE 7   STOCKHOLDER'S EQUITY

         (A) COMMON STOCK

         The Company is authorized to issue 10,000 shares of common stock with no par value. The Company issued 1,000 shares of its common stock to its sole stockholder and received no consideration. (See Note 9)

NOTE 8   INCOME TAXES

         The Company provides for income taxes in its interim financial statements under APB No. 28, which requires that income taxes in interim financial statements be recorded using an estimated annual effective rate based on estimated annual results.

                                   IPSL, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                               AS OF MAY 28, 1999


         No provisions for income taxes on the Company's net income for the period ended May 28, 1999 has been recorded in the financial statements because the Company has a net loss for the year ended December 31, 1999 of approximately $58,000.

NOTE 9   ASSET PURCHASE

         In April 1999, the Company purchased certain assets, from an unrelated party, for $3,000,000. The purchase was paid for by the stockholder and accounted for as a capital contribution. The purchase-price was allocated, based upon an independent appraisal obtained for allocation purposes, as follows:

         Inventory                                        $   1,018,808
         Tooling                                              1,761,142
         Machinery and equipment                                213,546
         Furniture, fixtures, and other                           6,504
                                                          -------------
                                                          $   3,000,000
                                                          =============

NOTE 10  SUBSEQUENT EVENT

         Effective May 28, 1999, Torque Engineering Corporation acquired all of the Company's common stock making the company a 100% subsidiary of Torque.